                                 FORM 15

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
                          Under Section 13 and 15(d)
                    of the Securities Exchange Act of 1934



                       Commission File Number 0-9394


                        Black Dome Energy Corporation
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            (Exact Name of registrant as specified in its charter)

                        1536 Cole Boulevard, Suite 325
                          Golden, Colorado  80401
                                (303) 231-9059
        -------------------------------------------------------------
        (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)


                           No Par Value Common Stock
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                     None
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      (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)



     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate of suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]     Rule 12h-3(b)(1)(ii) [X]
     Rule 12g-4(a)(1)(ii) [X]     Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(i)  [ ]     Rule 12h-3(b)(2)(ii) [ ]
     Rule 12g-4(a)(2)(ii) [ ]     Rule 15d-6           [ ]
     Rule 12h-3(b)(1)(i)  [X]

     Approximate number of holders of record as of the certification or notice date: - 0 -

     Pursuant to the requirements of the Securities Exchange Act of 1934, Black Dome Energy Corporation has caused this certification/notice to be signed by the undersigned duly authorized person.



Date:  June 8, 1998              By:  Edgar J. Huff

                                     Edgar J. Huff, President, Chief Executive
                                     Officer, Chief Financial Officer and
                                     Principal Accounting Officer